Exhibit 99.1

       Immersion Corporation Reports Third Quarter 2004 Financial Results

     SAN JOSE, Calif.--(BUSINESS WIRE)--Oct. 25, 2004--Immersion Corporation, (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced revenues of $5.5 million for the quarter ended September 30, 2004 compared to revenues of $4.1 million for the third quarter of 2003. Net loss on a Generally Accepted Accounting Principles (GAAP) basis for the third quarter of 2004 was $6.9 million, or $0.29 per share, compared to a net loss of $5.2 million, or $0.26 per share, for the third quarter of 2003. As of September 30, 2004, Immersion had cash and cash equivalents totaling $11.9 million as compared to $18.2 million as of June 30, 2004.
    Revenues for the nine months ended September 30, 2004 were $16.3 million compared to revenues of $11.9 million for the nine months ended September 30, 2003. Net loss for the first nine months of fiscal 2004 was $17.9 million, or $0.80 per share, compared to a net loss of $13.3 million, or $0.66 per share, for the first nine months of fiscal 2003.
    "This quarter's revenue growth of 34 percent over the same quarter last year was driven by increased product sales and greater contributions from royalties and licensing. In particular, medical product sales increased 30 percent sequentially and more than doubled year-over-year," said Immersion CEO Vic Viegas.
    "The year-over-year increase in our quarterly loss was due substantially to Sony trial litigation expenses of $3.8 million in the third quarter of this year versus $2.2 million for third quarter last year. In addition, sales and marketing expenses were higher, reflecting the investments we have made to increase medical product sales and expand business development efforts in the mobile phone market.
    "Yesterday we announced an important agreement with QUALCOMM and our VibeTonz(TM) System products for the mobility market. We have made significant progress in establishing an initial ecosystem around the Samsung phone we expect to be released before the end of the year.
    "As we announced on September 21, 2004, the jury returned a verdict favorable to Immersion in our patent infringement suit against Sony Computer Entertainment, Inc. and Sony Computer Entertainment of America, Inc. We are pleased the jury found our patents valid and infringed and awarded Immersion damages in the amount of $82.0 million. We continue to evaluate the possible infringement of these and additional patents by companies across all of our businesses," concluded Viegas.
    Immersion will host a conference call with company management on Monday, October 25, 2004, at 5:00 p.m. EDT to discuss operating results for the third quarter ended September 30, 2004. A question and answer session will follow. To listen to the call, dial +1
800.374.2366 approximately five minutes prior to the start of the call and enter confirmation number 4572190. The call will be archived and available for replay until October 29, 2004, by dialing +1 800.642.1687, and entering confirmation number 4572190. The call will also be simulcast on the Internet through Immersion Corporation's Web site, http://www.immersion.com. An audio replay of the call will be archived and available at www.immersion.com for replay until October 25, 2005.

    About Immersion (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing and marketing digital touch technology and products. Bringing value to markets where man-machine interaction needs to be made more compelling, safer, or productive, Immersion helps its partners broaden market reach by making the use of touch feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive, and three-dimensional simulation markets. Immersion and its wholly-owned subsidiaries hold more than 240 issued patents worldwide.

    Forward Looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.
    All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any projections of earnings, revenues, or other financial matters; any statements of the plans, strategies, and objectives of management for future operations; proposed products or services; any statements regarding future economic conditions or performance; and statements of belief or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business which include, but are not limited to, delay in or failure to achieve commercial demand for Immersion's expanded technology offerings or a delay in or failure to achieve the acceptance of force feedback as a critical user experience in new and existing markets for our business segments.
    For a more detailed discussion of these factors, and other factors that could cause the Company's actual results to vary materially, interested parties should review the risk factors listed in the Company's most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect the Company's beliefs and predictions as of the date of this release. The Company disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.
    The Immersion logo is a trademark of Immersion Corporation. All other trademarks are the property of their respective owners.



Immersion Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

                                   Three Months        Nine Months
                                  Ended Sept. 30,     Ended Sept. 30,
                                   2004     2003      2004      2003

Revenues:
     Royalty and license         $ 1,543  $   905  $  5,273  $  2,542
     Product sales                 3,255    2,080     8,578     6,693
     Development contracts and
      other                          653    1,076     2,469     2,704
                                  -------  -------  --------  --------
         Total revenues            5,451    4,061    16,320    11,939
                                  -------  -------  --------  --------

Costs and expenses:
   Cost of product sales
    (exclusive of amortization
    of intangibles shown
    separately below)              1,822    1,161     4,583     3,729
   Sales and marketing             2,730    1,761     8,018     5,437
   Research and development        1,881    1,799     5,847     5,227
   General and administrative      5,555    3,579    14,022     8,595
   Amortization of intangibles
    and deferred stock
    compensation                     362      609     1,233     1,869
                                  -------  -------  --------  --------

         Total costs and
          expenses                12,350    8,909    33,703    24,857
                                  -------  -------  --------  --------

Operating loss                    (6,899)  (4,848)  (17,383)  (12,918)
Interest and other income
 (expense), net                       36     (369)     (494)     (400)
                                  -------  -------  --------   -------
Net loss                         $(6,863)$ (5,217) $(17,877) $(13,318)
                                  =======  =======  ========  ========

Basic and diluted net loss per
 share                           $ (0.29)$  (0.26) $  (0.80) $  (0.66)
                                  -------  -------  --------  --------

Shares used in calculating basic
 and diluted  net loss per share  23,329   20,384    22,443    20,237
                                  -------  -------  --------  --------


Immersion Corporation
Condensed Consolidated Balance Sheets
(In thousands)

                                              Sept. 30,    Dec. 31,
                                                 2004      2003 (1)
                                             (Unaudited)

ASSETS
  Cash and cash equivalents                     $11,943     $21,738
  Accounts receivable, net                        3,659       4,927
  Inventories                                     1,889       2,099
  Prepaid expenses and other current assets         546       1,099
                                                 ------      ------
         Total current assets                    18,037      29,863

  Property and equipment, net                     1,221       1,454
  Intangibles and other assets, net               6,958       6,596
                                                 ------      ------
         TOTAL ASSETS                           $26,216     $37,913
                                                 ======      ======
LIABILITIES
  Accounts payable                              $ 3,672     $ 1,752
  Accrued compensation                            1,360         864
  Other accrued liabilities                       1,705       2,066
  Deferred revenue and customer advances          2,699       3,116
  Current portion of long-term debt                  14          33
                                                 ------      ------
         Total current liabilities                9,450       7,831

  Long-term debt                                      8          16
  Long-term liabilities and deferred revenue      6,904       4,235
  Long-term customer advance from Microsoft      15,000      27,050
                                                 ------      ------
         Total liabilities                       31,362      39,132

STOCKHOLDERS' DEFICIENCY                         (5,146)     (1,219)
                                                 ------      ------
TOTAL LIABILITIES &
STOCKHOLDERS' DEFICIENCY                        $26,216     $37,913
                                                 ======      ======
(1) Derived from the Company's annual audited financial statements.



    CONTACT: Immersion Corporation
             Gayle Schaffer, 408-467-1900
             invest@immersion.com